EXHIBIT 11


                    CACI INTERNATIONAL INC AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER COMMON
                         AND COMMON EQUIVALENT SHARE


                                         Three Months Ended September 30,
                                              1995               1994
                                         --------------------------------

Net income                               $  2,224,000      $ 1,913,000
                                         ============      ===========

Average shares outstanding
  during the period                        10,086,000        9,997,000

Dilutive effect of stock
  options after application
  of treasury stock method                    607,000          598,000
                                         ------------      -----------

Average number of shares
  outstanding during the period            10,693,000       10,595,000
                                         ============      ===========

Earnings per common and
  common equivalent share                $        .21      $      .18
